EXHIBIT 99.02

INSIGNIA SOLUTIONS UPDATES INVESTORS

Campbell, California, June 12, 2007 - Insignia Solutions plc (Pink Sheets: INSGY.PK), today announced the following:

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The repurchase of the Series A and Series B Preferred stock of its wholly owned subsidiary, Jeode, Inc (formerly Insignia Solutions Inc.). The Series A shares were repurchased at par value of $410,000 with the shareholders waiving accrued dividends aggregating $123,000. The Series B shares were repurchased at par value of $1,975,000 plus accrued dividends of $483,000 and plus $70,000 representing a negotiated amount to settle liquidated damages. In conjunction with these repurchases the shareholders agreed to cancel approximately 9.7 million warrants priced at between $0.25 and $0.583 cents per share. These agreements have been filed with the SEC under a Form 8-K dated June 12, 2007 and are also available at www.insignia.com

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The completion of the U.S. GAAP audit of the Insignia Solutions plc 2006 financial statements. The audited financial statements have been filed with the SEC under a Form 8-K dated June 12, 2007 and are also available at www.insignia.com

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Cash on hand net of payments made to repurchase preferred stock and net of known liabilities at June 12, 2007 is approximately $5.0 million, representing approximately $0.10 cents per share on diluted shares outstanding of approximately 52 million. This amount does not include the $1.5 million retention held by Smith Micro Software Inc payable (net of any indemnification claims) on April 4, 2008. Proceeds from the sale to Smith Micro Software, Inc have been disbursed as follows:

Proceeds from sale		$15.0
Redemption of Preferred Stock	$2.9
Deal related costs and severance	1.7
Directors loans and fees	1.3
Mi4e Earnout	0.9
Executive Management bonuses	0.8
Other liabilities at close of sale	1.6
Net spending after sale	0.8
Total outgoings		10.0
Cash net of known liabilities		$5.0

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We estimate that ongoing expenditures associated with the wind down activities currently exceed interest income from invested cash by approximately $30,000 per month. This does not include any non run-rate costs such as those associated with SEC filings, soliciting shareholder votes for a plan of liquidation, consummating a merger or completing our final liquidation.

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The company is continuing to work towards either a voluntary liquidation, or the merger of the company with an operating business in which the current Insignia shareholders will likely own a minority stake. We believe that it would not be prudent to release the company to a liquidator until after April 4, 2008 when the indemnification we gave to Smith Micro Software, Inc. expires. We plan to use this time to solicit merger offers that promise the potential for an increased return to Insignia shareholders. We intend to obtain shareholder votes on any decisions requiring a vote when such decisions are required.

About Insignia Solutions
Insignia Solutions plc exited the Mobile Device Management software business with the sale of substantially all of its assets to Smith Micro Software, Inc on April 4, 2007. For additional information about Insignia please visit www.insignia.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to ongoing expenditures, potential merger offers and the timing of liquidation. Actual results may differ from these forward-looking statements due to a number of risk factors including, but not limited to, interest rate fluctuations, costs exceeding estimates, and the lack of availability of feasible candidates with which we might wish to merge. Insignia Solutions does not undertake any obligation to update forward-looking statements in this release.

CONTACTS:
Insignia Solutions
George monk
Chief Financial Officer
(408) 874-2613